Exhibit 99.2

EMAIL COMMUNICATION FROM ROBERT N. BRISCO,

PRESIDENT AND CHIEF EXECUTIVE OFFICER,

TO EMPLOYEES

Dear Internet Brands Team,

We are excited to share with you that today we publicly announced we have entered into an agreement with an affiliate of a leading global private equity firm, Hellman & Friedman LLC (“H&F”), to acquire all of the stock of Internet Brands for $13.35 per share in cash.  This price represents a premium of approximately 46.5% over the closing price on September 17, 2010.

Our senior management team has had an opportunity to get to know the H&F team over the past few months and we are confident this partnership will be a positive development for our shareholders, family of employees, customers and communities. H&F has a long history of success working with companies like Internet Brands to achieve significant, profitable growth.  H&F recognizes and highly values the strength of our team, our verticals, our position in our marketplaces, and our potential for continued growth and expansion.  They are a strong financial sponsor with a long term outlook to support our growth plans.

Our management team will remain in place and we don’t expect much will change in your day-to-day work experience at the Company. We want all of you to know how much we value the work you do and how much you’ve contributed to help make Internet Brands what it is today.  It is a direct result of your work that Internet Brands has been acknowledged as a new media leader by H&F.  We look forward to continuing our great work together for many years to come.

As a private company, we will have the ability to focus on long term growth initiatives without the pressure of public company expenses, governance, regulatory oversight, and reporting.  H&F’s commitment of resources, deep financial expertise, and demonstrated ability to successfully and profitably grow companies in which it invests will all be tremendous assets to our team.

Please note that the transaction is not complete until it is approved by our shareholders, and goes through the customary closing process. We expect this process to conclude by late 2010.

Finally, I want to thank you for all your hard work and commitment to Internet Brands. I hope you are as excited about this new chapter of our Company as we are.

Warmly,

Bob

http://investors.internetbrands.com/releases.cfm

Important Additional Information Will Be Filed With The SEC

In connection with the proposed transaction, Internet Brands will file a proxy statement and other materials with the Securities and Exchange Commission (“SEC”).  WE URGE INVESTORS TO READ THE PROXY STATEMENT AND THESE OTHER MATERIALS CAREFULLY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT INTERNET BRANDS AND THE PROPOSED TRANSACTION.  Investors may obtain free copies of the proxy statement (when available) as well as other filed documents containing information about Internet Brands at http://www.sec.gov, the SEC’s free internet site.  Free copies of Internet Brands’ SEC filings including the proxy statement (when available) are also available on Internet Brands’ internet site at http://www.internetbrands.com/ under “Investors.”

Internet Brands and its executive officers and directors may be deemed, under SEC rules, to be participants in the solicitation of proxies from Internet Brands’ stockholders with respect to the proposed transaction.  Information regarding the officers and directors of Internet Brands is included in the Definitive Proxy Statement on Schedule 14A filed with the SEC on April 29, 2010 with respect to the 2010 Annual Meeting of Stockholders of Internet Brands.  More detailed information regarding the identity of the potential participants, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the proxy statement and other materials to be filed with SEC in connection with the proposed transaction.

Safe Harbor Statement

This document contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  All forward-looking statements, by their nature, are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict.  The forward-looking statements include, without limitation, statements relating to the benefits of the proposed transaction, statements relating to future performance of Internet Brands, statements relating to the completion of the proposed transaction, and other statements containing words such as “may,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “target,” “goal,” and similar expressions or statements of current expectation, assumption or opinion.  There are a number of risks and uncertainties that could cause actual results to differ materially from these forward-looking statements, including the following: (1) Internet Brands may be unable to obtain stockholder approval as required for the transaction; (2) conditions to the closing of the transaction may not be satisfied; (3) the transaction may involve unexpected costs, liabilities or delays; (4) the business of Internet Brands may suffer as a result of uncertainty surrounding the transaction; (5) the outcome of any legal proceedings that may be instituted against Internet Brands and others following the announcement of the merger agreement; (6) Internet Brands may be adversely affected by other economic, business, and/or competitive factors; (7) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; (8) the ability to recognize benefits of the merger; (9) risks that the transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the merger; and (10) other risks to consummation of the transaction, including the risk that the transaction will not be consummated within the expected time period or at all.  Additional factors that may affect the future results of Internet Brands are set forth in its filings with the SEC, including its recent filings on Forms 10-K, 10-Q and 8-K, including, but not limited to, those described in Internet Brands’ Annual Report on Form 10-K for the annual period ended December 31, 2009 and the Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2010.

In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this document may not occur.  You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this document.  Internet Brands is not under any obligation and does not intend to make publicly available any update or other revisions to any of the forward-looking statements contained in this document to reflect circumstances existing after the date of this document or to reflect the occurrence of future events even if experience or future events make it clear that any expected results expressed or implied by those forward-looking statements will not be realized.